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                       KANEB PIPE LINE PARTNERS, L.P. ANNOUNCES
                       PRICING OF 2.25 MILLION ADDITIONAL UNITS





Dallas, Texas (July 23, 1999) - Kaneb Pipe Line Partners, L.P. (the "Partnership") announced today the signing of an underwriting agreement for the issuance and sale by the Partnership of 2.25 million additional units at a public offering price of $30 3/4 per unit. Salomon Smith Barney, A.G. Edwards & Sons, Inc. and PaineWebber Incorporated are managing underwriters for the offering.

Proceeds from the offering will be used to repay $33.3 million of bank indebtedness due in 1999 and $25 million outstanding under a bank revolving credit facility. The remaining proceeds will be used to reduce indebtedness under the Partnership's first mortgage notes, to purchase additional terminals, pipelines or related operations or for general corporate purposes. The Partnership used the proceeds from its bank credit agreements and the sale of its first mortgage notes for pipeline and terminal acquisitions.

Copies of the final prospectus relating to these securities may be obtained from Salomon Smith Barney Inc., 388 Greenwich Street, New York, NY 10013, 212-816-6000. Any offering shall be made only by means of a final prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The Partnership is engaged in the pipeline transportation of refined petroleum products and the terminaling of petroleum products and specialty liquids. The Partnership's units are traded on the New York Stock Exchange under the Symbol "KPP." The Partnership is managed by Kaneb Pipe Line Company, a wholly-owned subsidiary of Kaneb Services, Inc. (NYSE: KAB).